News Release

LANDAUER

LANDAUER, INC. ANNOUNCES EXECUTIVE

MANAGEMENT CHANGE

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, IL— August 22, 2014—Landauer, Inc. (NYSE: LDR),  a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and high quality medical consumable accessories, announced today that William E. Saxelby, its President and Chief Executive Officer, will be stepping down as President and Chief Executive Officer and as a member of the Board of Directors, effective as of September 15, 2014.  He will be replaced on an interim basis by Michael T. Leatherman, a member of the Company’s Board of Directors since 2008.  The Board has commenced a search, which will consider internal and external candidates, for a permanent successor to Mr. Saxelby.  Mr. Saxelby has agreed to work with Mr. Leatherman in the near term in an advisory role.

“No one has worked harder than Bill to enhance the Landauer brand, expand Landauer’s service offerings and extend the Company’s reach into new markets.  We thank Bill for his dedicated leadership of Landauer over the past nine years and wish him well in all of his future endeavors,” said Chairman of the Company’s Board of Directors Robert J. Cronin.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures.  For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees.  Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings.  The Company provides its dosimetry services to approximately 1.8 million individuals globally.  In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the

Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures.  For information about Landauer, please visit their website at http://www.landauer.com.

For the latest news releases and other corporate documents on Landauer, Inc., visit www.landauer.com.

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